Filed pursuant to Rule 433

Registration Statement No.: 333-189568

THE BANK OF NEW YORK MELLON CORPORATION

$300,000,000 FLOATING RATE SENIOR NOTES DUE 2020

AUGUST 10, 2015

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A+ (NEGATIVE) / AA- (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: AUGUST 17, 2020

TRADE DATE: AUGUST 10, 2015

SETTLEMENT DATE: AUGUST 17, 2015 (T+5)**

COUPON: 3-MONTH LIBOR PLUS 87 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON EACH FEBRUARY 17, MAY 17, AUGUST 17 AND NOVEMBER 17, COMMENCING ON NOVEMBER 17, 2015 AND ENDING ON THE MATURITY DATE

INTEREST DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DAY COUNT CONVENTION: ACTUAL/360; MODIFIED FOLLOWING, ADJUSTED

BUSINESS DAY CENTRES: NEW YORK, LONDON

PRINCIPAL AMOUNT: $300,000,000

ISSUE PRICE: 100.00% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER (BEFORE EXPENSES): $299,550,000

PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

SPREAD TO BENCHMARK: +87 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HDE6 / US06406HDE62

BOOKRUNNERS:  BARCLAYS CAPITAL INC.

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

WELLS FARGO SECURITIES, LLC

BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:   LLOYDS SECURITIES INC.

NOMURA SECURITIES INTERNATIONAL, INC.

RBC CAPITAL MARKETS, LLC

SANTANDER INVESTMENT SECURITIES INC.

CAVU SECURITIES, LLC

SAMUEL A. RAMIREZ & COMPANY, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Wells Fargo Securities, LLC at 1-800-645-3751 and BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.